Exhibit 99.1

GAP INC. REPORTS MARCH SALES DOWN 1 PERCENT;

COMPARABLE STORE SALES DOWN 4 PERCENT

Company Completes Full Redemption of Senior Convertible Notes

SAN FRANCISCO – April 7, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $1.48 billion for the five-week period ended April 2, 2005, which represents a 1 percent decrease compared with net sales of $1.49 billion for the same period ended April 3, 2004. The company’s comparable store sales for March 2005 decreased 4 percent compared with an 8 percent increase in March 2004.

Comparable store sales by division for March 2005 were as follows:

•	Gap North America: negative 1 percent versus positive 5 percent last year

•	Banana Republic North America: negative 1 percent versus positive 25 percent last year

•	Old Navy North America: negative 9 percent versus positive 11 percent last year

•	International: positive 1 percent versus negative 6 percent last year

“Overall March sales were disappointing and our merchandise margins were below last year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “As we clear remaining Spring merchandise, April merchandise margins will likely be pressured.”

Year-to-date net sales of $2.40 billion for the nine weeks ended April 2, 2005 decreased 1 percent compared with net sales of $2.42 billion for the same period ended April 3, 2004. The company’s year-to-date comparable store sales decreased 4 percent compared with a 10 percent increase in the prior year.

As of April 2, 2005, Gap Inc. operated 3,005 store locations compared with 3,022 store locations last year.

The company reiterated that it expects earnings per share of $1.41 to $1.45 for fiscal year 2005.

Redemption of Senior Convertible Notes

As previously announced on March 11, 2005, the company completed the full redemption of its Convertible Notes on March 31, 2005. As expected, substantially all of the Notes were converted into approximately 86 million shares of Gap Inc. common stock. With the redemption, the company’s balance sheet debt is now reduced to $513 million from about $1.9 billion at the fiscal year-end 2004.

Forward-Looking Statements

This press release and related recorded call contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for 2005; (ii) timing of stock option expensing; (iii) gross interest expense for 2005; (iv) operating margin in 2005; (v) free cash flow for 2005; (vi) year over year change in inventory per square foot at the end of the first and second quarter; (vii) capital expenditures for 2005; (viii) store openings and closings in 2005; (ix) real estate square footage for 2005; and (x) effective tax rate for 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the Company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that we will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the Company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of April 7, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798